Prudential Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

March 1, 2017

The Board of Trustees
Prudential Investment Portfolios 3
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re: Prudential QMA Strategic Value Fund

To the Board of Trustees:

Prudential Investments has contractually agreed to waive and/or reimburse up to .17% of its management fees on the Fund through June 30, 2018 to the extent that the Fund’s net operating expenses(exclusive of distribution and service (12b-1) fees, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, brokerage commissions, extraordinary expenses and certain other expenses such as dividend, broker charges and interest expense on short sales) exceed 0.80% of the Fund’s average daily assets on an annualized basis as a result of the merger of the Target Large Capitalization Value Portfolio into the Fund, which occurred on June 19, 2015.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By: /s/ Scott E. Benjamin
Name: Scott E. Benjamin
Title: Executive Vice President